Granite Construction Incorporated Reports First Quarter 2007 Results

WATSONVILLE, Calif., April 25 /PRNewswire-FirstCall/ -- Granite Construction Incorporated (NYSE: GVA) today announced a net loss of $2.2 million, or $0.05 per diluted share for the first quarter ended March 31, 2007. This compares with a net loss of $1.4 million or $0.03 per share for the same period last year.

William G. Dorey, president and chief executive officer, said, “The branches are off to a good start this year. A profitable backlog, mild weather in the quarter and exceptional execution by our team fueled the branch results in the quarter. Conversely, our Heavy Construction Division (“HCD”) results reflect the fact that we have underperforming projects to complete before we are able to fully realize the benefits of both our recent organizational realignment as well as the newer, more profitable work in our backlog.”

Total Company Operating Results

The operating loss for the quarter was $5.6 million compared with $3.8 million for the first quarter ended March 31, 2006. Revenue for the first quarter 2007 totaled $487.7 million compared with $496.0 million a year ago. Total gross profit as a percent of revenue increased from 8.1% to 9.9%. Backlog at March 31, 2007 was essentially flat at $2.5 billion compared to a year ago.

General and Administrative expenses for the quarter totaled $54.3 million or 11.1% of revenue compared with $48.3 million or 9.7% of revenue for 2006. The increase reflects costs to support the continued growth of our business in the West.

Operating Results by Division

Branch Division operating income for the quarter increased slightly to $19.4 million compared with $18.8 million a year ago. Revenue for the division totaled $281.4 million, an increase of $30.3 million or 12.1% over the same period in 2006. Backlog decreased 13.4% to $760.2 million compared with $877.5 million at March 31, 2006. Branch Division gross profit as a percent of revenue increased to 18.0% compared with 17.4% for the first quarter 2006.

HCD operating loss for the quarter was $15.7 million compared with a loss of $12.1 million in the first quarter 2006. The loss primarily reflects the recognition of increases in the estimated costs to complete four large projects. HCD revenue for the quarter totaled $201.3 million versus $244.8 million for the same period last year. Backlog increased to $1.74 billion at March 31, 2007 compared with $1.67 billion at March 31, 2006. HCD incurred a loss at the gross margin level of 3.2% of revenue compared with a loss of 1.2% of revenue for the first quarter 2006.

Outlook

“Our branches started the year with excellent results and our outlook for the year remains positive. While it is still too early in our construction season to predict how the Branch Division will fare compared to last year’s financial results, we are optimistic that 2007 will be another excellent year for our business in the West. The public funding pipeline in most of our markets is very healthy. As was expected, some of our markets are beginning to see an increase in competition for public sector work as a result of the slowdown in the residential market. In this type of market, our strategy is to be patient and cautious in our bidding strategy so that we do not commit our capacity to lower margin work if we believe better opportunities are going to be available later in the year. In addition, we are excited about the opportunities ahead, particularly in California as a result of the transportation-related Propositions passed last year. While some of those projects may impact our backlog in late 2007, they are not expected to significantly affect the division’s bottom line results until 2008,” Dorey said.

“Our 2007 outlook for our HCD business remains guarded, particularly in light of the losses we incurred in the first quarter, as well as our ongoing negotiations with the Oregon Department of Transportation to terminate our contract on the US 20 project. As we have noted, most of the underperforming projects that have plagued us will be completed this year. In many cases, those projects are being replaced with projects that were bid more conservatively, with higher gross margins. Although there is the potential that operating income in HCD could be breakeven in 2007, our expectation is that our large project business will post increasingly positive returns in 2008 and beyond.”

Subsequent Events

In a press release dated April 11, 2007, Granite announced that it had formally requested that the Oregon Department of Transportation (“ODOT”) terminate its contract to build the US 20 Pioneer Mountain to Eddyville Design-Build project. The $130 million contract was awarded in July 2005 to Yaquina River Constructors (“YRC”), a joint venture of Granite and its majority-owned subsidiary, Wilder Construction Company. While clearing and excavating the site, numerous and massive landslides throughout the seven-mile project site were discovered. The costs and time associated with these slides is currently estimated to be approximately $61 million and would add two years to the duration of the project. Because of the uncertainty surrounding the ultimate resolution of these issues and the ongoing termination discussions, Granite has not recorded any adjustments to the project forecast during the quarter ended March 31, 2007. Should the Company reach agreement with ODOT to terminate the contract, Granite will adjust the forecast to reflect the estimated cost associated with the settlement, which is currently not determinable. If ODOT elects not to terminate the contract, Granite would reflect additional costs associated with the geotechnical and/or other changes when they are definitive and quantifiable. These costs could be significant. Granite would pursue additional compensation related to these issues from ODOT, but would not recognize any revenue until a change order was signed in accordance with our policy.

The results for the quarter ended March 31, 2007 do not include results of operations from the Company’s acquisition in April 2007 of the Superior Group of Companies (“Superior”). Superior’s results will be included from the date of acquisition in the second quarter ending June 30, 2007.

Financial Results

The financial information in this announcement reflects the Company’s preliminary results subject to completion of the quarterly review. The final quarterly financial results will appear in Granite’s Form 10-Q, which will be filed on or before May 10, 2007.

Conference Call

Granite will conduct a conference call tomorrow, April 26, 2007, at 11:00 a.m. ET/ 8:00 a.m. PT to discuss the results for the quarter. The conference call will be webcast live and can be accessed at http://www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 864-2735 in the U.S. and Canada and (706) 634-7039 for international listeners. The conference ID for the call is 5564265. The conference call will be recorded and available for replay from approximately two hours after the live call through May 17, 2007 by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 5564265.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public and private sector clients through its offices nationwide. For more information about Granite, please visit their website at www.graniteconstruction.com.

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represents our management’s beliefs and assumptions concerning future events such as statements related to the existence of bidding opportunities and economic conditions on the Company’s future results. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “appears,” “may,” “will,” “should,” “look for,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy. All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events, as well as the timing thereof, to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. You should also understand that many important factors in addition to those discussed, referred to or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. In light of these risks and uncertainties, it is important to be aware that the forward-looking events discussed in this release may not occur. We undertake no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

For further information regarding risks and uncertainties associated with Granite’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Risk Factors” sections of Granite’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite’s investor relations department at (831) 724-1011 or at Granite’s website at www.graniteconstruction.com.

GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY
(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,		Variance
Operations	2007	2006	Amount	Percent
Revenue
Construction	$421,549	$434,338	$(12,789)	(2.9)
Material sales	$66,111	$61,630	$4,481	7.3
Total revenue	$487,660	$495,968	$(8,308)	(1.7)
Cost of revenue Construction	$385,516	$403,960	$18,444	4.6
Material sales	$54,108	$51,773	$(2,335)	(4.5)

Total cost of revenue	$439,624	$455,733	$16,109	3.5
Gross profit	$48,036	$40,235	$7,801	19.4
Gross profit as a percent of revenue	9.9%	8.1%	1.8%	--
General and administrative expenses	$54,337	$48,256	$(6,081)	(12.6)

G&A expenses as a percent of revenue	11.1%	9.7%	(1.4%)	--
Gain on sales of property and equipment	$713	$4,238	$(3,525)	(83.2)
Other income (expense)
Interest income	$6,843	$4,733	$2,110	44.6
Interest expense	$(1,086)	$(1,395)	$309	22.2
Equity in income (loss) of affiliates	$351	$(77)	$428	****
Other, net	$(233)	$(606)	$373	61.6
Total other income	$5,875	$2,655	$3,220	****

Income (loss) before provision for (benefit from) income taxes and minority interest	$287	$(1,128)	$1,415	****
Minority interest	$(2,447)	$(1,067)	$(1,380)	****
Net loss	$(2,249)	$(1,422)	$(827)	(58.2)

Net loss per share:
Basic	$(0.05)	$(0.03)	$(0.02)	(66.7)
Diluted	$(0.05)	$(0.03)	$(0.02)	(66.7)

Weighted average shares of common stock:
Basic	40,992	40,739	253	0.6
Diluted	40,992	40,739	253	0.6

**** Represents percentages greater than 100%

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In thousands, except share and per share data)

	March 31,	December 31,
	2007	2006
Assets

Current assets
Cash and cash equivalents	$207,647	$204,893
Short-term marketable securities	93,313	141,037
Accounts receivable, net	413,267	492,229
Costs and estimated earnings in
excess of billings	25,666	15,797
Inventories	47,337	41,529
Real estate held for sale	58,192	55,888
Deferred income taxes	36,552	36,776
Equity in construction joint ventures	37,422	31,912
Other current assets	65,930	63,144

Total current assets	985,326	1,083,205

Property and equipment, net	444,570	429,966

Long-term marketable securities	49,882	48,948

Investment in affiliates	23,585	21,471

Other assets	43,341	49,248

Total assets	$1,546,704	$1,632,838

Liabilities and Shareholders' Equity

Current liabilities
Current maturities of long-term debt	$29,962	$28,660
Accounts payable	214,395	257,612
Billings in excess of costs and
estimated earnings	270,641	287,843
Accrued expenses and other
current liabilities	170,042	189,328

Total current liabilities	685,040	763,443

Long-term debt	70,530	78,576

Other long-term liabilities	64,315	58,419

Deferred income taxes	19,798	22,324

Minority interest in consolidated subsidiaries	18,227	15,532

Shareholders' equity
Preferred stock, $0.01 par value, authorized
3,000,000 shares; none outstanding	--	--
Common stock, $0.01 par value,
authorized 150,000,000 shares; issued
and outstanding 41,942,130 shares in
2007 and 41,833,559 shares in 2006	420	418
Additional paid-in capital	79,596	78,620
Retained earnings	605,797	612,875
Accumulated other comprehensive income	2,981	2,631

Total shareholders' equity	688,794	694,544

Total liabilities and
shareholders' equity	$1,546,704	$1,632,838

	March 31,	December 31,
Financial Position	2007	2006

Working capital	$300,286	$319,762
Current ratio	1.44	1.42
Debt to total capitalization	0.13	0.13
Total liabilities to equity ratio	1.25	1.35

GRANITE CONSTRUCTION INCORPORATED
REVENUE AND BACKLOG ANALYSIS
(Unaudited - Dollars In Thousands)

BY MARKET SECTOR

	Revenue
	Three Months Ended March 31,		Variance
	2007	2006	Amount	Percent

Public Sector	$338,829	$352,961	$(14,132)	(4.0)
Private Sector	77,803	81,347	(3,544)	(4.4)
Aggregate sales	66,111	61,630	4,481	7.3
Other	4,917	30	4,887	****
	$487,660	$495,968	$(8,308)	(1.7)

	Backlog
	March 31,		Variance
	2007	2006	Amount	Percent

Public Sector	$2,311,722	$2,219,442	$92,280	4.2
Private Sector	186,748	327,293	(140,545)	(42.9)
	$2,498,470	$2,546,735	$(48,265)	(1.9)

BY GEOGRAPHIC AREA

	Revenue
	Three Months Ended March 31,		Variance
	2007	2006	Amount	Percent

California	$191,107	$212,871	$(21,764)	(10.2)
West (Excl. CA)	124,274	103,928	20,346	19.6
Midwest	18,289	12,910	5,379	41.7
Northeast	46,556	69,442	(22,886)	(33.0)
Southeast	70,965	47,730	23,235	48.7
South	36,469	49,087	(12,618)	(25.7)
	$487,660	$495,968	$(8,308)	(1.7)

	Backlog
	March 31,		Variance
	2007	2006	Amount	Percent

California	$506,628	$671,689	$(165,061)	(24.6)
West (Excl. CA)	497,223	629,501	(132,278)	(21.0)
Midwest	425,836	65,111	360,725	****
Northeast	683,323	428,112	255,211	59.6
Southeast	204,324	452,019	(247,695)	(54.8)
South	181,136	300,303	(119,167)	(39.7)
	$2,498,470	$2,546,735	$(48,265)	(1.9)

**** Represents percentages greater than 100%